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                                                                    EXHIBIT 23.9




                 [LETTERHEAD OF JACOBS ENGINEERING GROUP INC.]

                   CONSENT OF JACOBS ENGINEERING GROUP INC.


We hereby consent to the disclosure of this firm as the consultant hired to perform a Pre-Feasibility Study for Gold Reserve Corporation (and subject to the disclaimers therein) in the proxy statement/joint prospectus constituting a part of the Registration Statement on Form S-4 of Gold Reserve Corporation and Gold Reserve Inc. filed with the Securities and Exchange Commission on or about November 27, 1998. In giving this consent, we do not hereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                              /s/ Jacobs Engineering Group Inc.


November 25, 1998